                                                                  EXHIBIT 4.1

         DESCRIPTION OF SPECIMEN STOCK CERTIFICATE FOR THE COMMON STOCK
                OF NATURAL NUTRITION GROUP, INC. (THE "COMPANY")

FACE OF CERTIFICATE:

         The front of the specimen stock certificate for the Company's Common Stock (the "Certificate") contains the name of the Company in the upper center. Beneath the name of the Company and flush with the left edge of the Certificate are the words, "INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE." The Common Stock's CUSIP number (63888Q 10 7) appears flush with the right edge of the Certificate beneath the name of the Company. The Certificate is signed by William R. Voss, Chairman and Chief Executive Officer of the Company, and Diane
J. Beardsley, Secretary of the Company. The Company's corporate seal is centered slightly above the bottom edge of the Certificate. The face of the Certificate also contains the following language:

         This certifies that ____________________ is the record holder of ____________ FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK, $0.001 PAR VALUE PER SHARE, OF NATURAL NUTRITION GROUP, INC. (the "Corporation") transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Certificate of Incorporation of the Corporation and all amendments thereto, and to the By-laws of the Corporation, to all of which the holder hereof by acceptance of this certificate hereby assents. This certificate is not valid until countersigned and registered by the Transfer Agent and Registrar.

         IN WITNESS WHEREOF the Corporation has caused this certificate to be signed in facsimile by its duly authorized officers and a facsimile of its corporate seal to be affixed hereto.

REVERSE OF CERTIFICATE:

         The back of the certificate contains the following language:

         The Corporation or its Transfer Agent will furnish to any stockholder upon request and without charge a statement of (1) all of the voting stock powers, designations, preferences, and relative, participating, optional or other rights, if any, or the qualifications, limitations, or the restrictions thereof, if any, of the shares of each class of stock, including series of preferred stock, authorized to be issued by the Corporation, (2) the variations in the relative rights and preferences between the shares of different series (if more than one) of preferred stock, and (3) the authority of the Board of Directors to fix and determine the relative rights and preferences of subsequent series.

         The reverse of the Certificate also contains standard stock transfer instructions.